EXHIBIT 1.2
                                                                     -----------



                  [LOCATEPLUS HOLDINGS CORPORATION LETTERHEAD]



                                                                   June 18, 2002

Oftring & Company, Inc.
588 Main Street
Worcester, Massachusetts 01601-6440

Dear Sirs:

     Reference is hereby made to a certain letter agreement between LocatePLUS Holdings Corporation (the "Company") and Oftring & Co., Inc. (the "Underwriter") dated March 15, 2002 (the "Underwriting Agreement"). Terms not defined in this letter shall have the meaning set forth in the Underwriting Agreement.

     For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Underwriter and the Company agree as follows: (I) the Minimum Offering shall be 6,000,000 Units ($1.8 million); (II) the maximum number of Units that may be sold in the Offering shall be 12,000,000 Units ($3.6 million); and (III) Section 9 of the Underwriting Agreement is hereby struck and shall be hereby replaced by "9. CONDITIONS OF COMPANY'S OBLIGATIONS. The several obligations of the Company to sell the Units under this agreement are subject to the conditions that the Registration Statement shall have become effective not later than August 31, 2002, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been taken or shall be pending or contemplated by the Commission."

     In all other regards, the Underwriting Agreement is hereby ratified and confirmed. This agreement may be signed in various counterparts that together shall constitute one and the same instrument. Please confirm that the foregoing correctly sets forth the agreement among the Company and the Underwriter.

                                       Very truly yours,

                                       LOCATEPLUS HOLDING CORPORATION

                                       By: /s/ Jon R. Latorella
                                           -------------------------------------
                                           Jon R. Latorella
                                           President and Chief Executive Officer


AGREED, AS OF JUNE 18, 2002.


OFTRING & COMPANY, INC.

By: /s/ Robert Oftring
    -------------------------
    Robert Oftring, President